Exhibit 10.2

February 15, 2018
Adam Kansler
c/o IHS Markit Ltd.
4th Floor Ropemaker Place
London
EC2Y 9LY
United Kingdom

Subject: Amended and Restated Terms of Employment
Dear Adam:
This letter agreement is intended to set forth the terms of your continued employment by Markit North America, Inc. (the “Company”) as Executive Vice President, Financial Services of IHS Markit Ltd. (“IHS Markit”), an affiliate of the Company. The terms of this letter agreement are effective as of February 15, 2018 (the “Effective Date”).
1.Duties and Responsibilities. Your position reports to the person set forth on Exhibit A. Your principal work location is also set forth on Exhibit A. You will continue to devote your attention and time during working hours to the affairs and business of the Affiliated Group (as defined below) and use your best efforts to perform such duties and responsibilities as shall be reasonably assigned to you by the person set forth on Exhibit A and are consistent with your position. In addition, you agree to serve, without additional compensation, as an officer and director for any member of the Affiliated Group. For purposes of this letter agreement, the term “Affiliated Group” means IHS Markit and any corporation, partnership, joint venture, limited liability company or other entity in which IHS Markit has a 50% or greater direct or indirect interest. Except for those boards or committees set forth on Exhibit A, you may not serve on corporate, civic or charitable boards or committees without the prior written consent of an authorized representative of IHS Markit.
2.    Compensation and Benefits. Your compensation and benefits are as set forth below and in Exhibit A and Exhibit B.
(a)    Annual Base Salary: You will receive an annual base salary of the amount set forth on Exhibit A, payable in installments in accordance with the payroll procedures of the Company (or the member of the Affiliated Group that pays your base salary) in effect from time to time. Your base salary includes compensation for all time worked, as well as appropriate consideration for any time off pursuant to IHS Markit’s personal time off policy, as provided in Section

2(d). Your base salary will be considered for upward adjustment in succeeding years as part of IHS Markit’s annual salary adjustment process.
(b)    Annual Cash Incentive Compensation: You are eligible to participate in IHS Markit’s annual incentive program for similarly situated executives of IHS Markit, as amended or otherwise modified from time to time by the Human Resources Committee (“HR Committee”) of IHS Markit’s Board of Directors (the “Board”), on the terms set forth on Exhibit A. Except as provided in this paragraph and in Section 3, to qualify for a payment under the annual incentive program, you must remain continuously and actively employed by the Company, without having tendered a notice of resignation, through the date of payment, in accordance with the terms and conditions of such program. The annual incentive payment shall be made no later than February 15 following the year for which such incentive is earned. The terms and conditions of the annual incentive program for any given performance period, including any performance measures and targets, will be approved at the discretion of the HR Committee.
(c)    Annual Long-Term Incentive Compensation: You are eligible to participate in IHS Markit’s annual incentive program for similarly situated executives of IHS Markit, as amended or otherwise modified from time to time by the HR Committee of the Board. Long-term incentive awards are discretionary and are governed by terms and conditions approved by the HR Committee, as set forth in the applicable award agreement and in the IHS Markit Ltd. 2014 Equity Incentive Award Plan (or other plan under which the long-term incentive award is granted, collectively or individually, the “LTI Plan”).
(d)    Personal Time Off: You will be eligible for participation in IHS Markit’s personal time off policy, as may be amended from time to time.
(e)    Benefit Programs: You and your eligible family members will continue to have the opportunity to participate in the employee benefit plans, policies and programs provided by the Company or another applicable member of the Affiliated Group, on such terms and conditions as are generally provided to similarly situated executives of IHS Markit. These may include retirement, savings, medical, life, disability and other insurance programs, as well as an array of work/life effectiveness policies and programs. Please be aware that nothing in this letter agreement shall limit the sponsor’s ability to change, modify, cancel or amend any such plans, policies and programs.
(f)    Additional Benefits: You are eligible to receive the additional benefits set forth on Exhibit B.
3.    Termination of Employment. In the event that your employment with IHS Markit terminates for any reason, the terms of this letter agreement will exclusively govern the terms under which you may be eligible to receive severance and/or other separation benefits from IHS Markit.

(a)    You may resign employment with the Company upon six (6) months prior written notice to the Company, which the Company may waive in whole or in part.
(b)    If your employment is terminated by the Company for Cause (as defined below) or if you resign without Good Reason (as defined below), you will be entitled to receive: any earned but unpaid base salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with applicable employee benefit plans, policies and programs, including retirement plans and programs) accrued or owing through the Termination Date (as defined below) (the “Accrued Benefits”) and neither the Company nor any other member of the Affiliated Group will have any further obligation to you, other than for any payments or benefits required to be made or provided under applicable law.
(c)    Except during the Protection Period defined on Exhibit B or as otherwise provided on Exhibit B, if your employment is terminated by the Company without Cause or by you for Good Reason, you will receive the following payments and benefits:
(i)        the Accrued Benefits;
(ii)        severance comprised of (A) an amount equal to one times the sum of your annual base salary and target annual cash incentive opportunity, payable in twelve (12) equal monthly installments; and (B) the portion of your annual cash incentive for the fiscal year of termination that is tied to the achievement of IHS Markit’s performance objectives for such fiscal year, based on IHS Markit’s actual achievement of such performance objectives for the full fiscal year, prorated for the number of days that have elapsed during such fiscal year prior to the Termination Date, which will be paid following the close of the fiscal year of termination at such time as the annual cash incentive for such fiscal year is paid to IHS Markit’s then current senior executives;
(iii)    continued participation in the medical, dental and vision plans of the Company or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company, with the effect of providing benefits of substantially comparable value) for the twelve (12) month period following the Termination Date; and
(iv)    vesting of (A) any unvested options, restricted share units and other time-based equity awards granted to you after January 1, 2018 and held by you on the Termination Date, prorated for the number of days that have elapsed during the vesting period prior to the Termination Date, (B) any unvested performance-based equity awards then held by you, based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period, prorated for the number of days that have elapsed during such performance period prior to the Termination Date. Any vested options, or options vested pursuant to this Section 3, will remain exercisable for the earlier of one year following the Termination Date or the expiration date of such option, subject to your compliance with Section 6.
(d)    If your employment is terminated on account of your death or Permanent Disability (as defined below), you will receive the following payments and benefits:
(i)    the Accrued Benefits;
(ii)    continued participation in the medical, dental and vision plans of the Company or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company, with the effect of providing benefits of substantially comparable value) for the twelve (12) month period following the Termination Date (applicable to your family in the event of your death); and
(iii)    any unvested options, restricted share units and other time-based equity awards then held by you will fully vest, and any unvested performance-based equity awards then held by you will fully vest, based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period. Any options will remain exercisable for the earlier of one year following the date of your death or Permanent Disability or the expiration date of such option, subject to your compliance with Section 6, if applicable.
(e)    If there is a Change in Control (as defined in the LTI Plan) after the Effective Date of this Agreement and, within eighteen (18) months of such Change in Control, your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, you will receive the following payments and benefits:
(i)        the Accrued Benefits;
(ii)        severance comprised of (A) an amount equal to two times the sum of your annual base salary and target annual cash incentive opportunity, payable in twelve (12) equal monthly installments; and (B) your target cash incentive for the fiscal year of termination prorated for the number of days that have elapsed during such fiscal year prior to the Termination Date;

(iii)    continued participation in the medical, dental and vision plans of the Company or its successor or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company or its successor, with the effect of providing benefits of substantially comparable value) for the twenty-four (24) month period following the Termination Date; and
(iv)    vesting of (A) any unvested options, restricted share units and other time-based equity awards then held by you (and each such option will remain exercisable for the earlier of one year following the Termination Date or the expiration date of such option, subject to your compliance with Section 6) and (B) any unvested performance-based equity awards held by you shall be deemed to have the equivalent nature and share value at “target” level.
(f)    If at any time you breach your obligations under Section 6 of this letter agreement, as determined by the Board or HR Committee in good faith, from and after the date of such breach, you shall no longer be entitled to, and the Company shall no longer be obligated to pay, any payments and benefits set forth in Sections 3(c) and 3(e) or Exhibit B, as applicable (the “Termination Payments”), including the vesting, continued exercisability and settlement of the Equity Awards (as defined below), other than the Accrued Benefits. For the avoidance of doubt, nothing contained herein shall in any way limit any right or remedy otherwise available to the Company. For purposes of this letter agreement, “Equity Awards” shall mean any equity awards that vest or for which the exercisability period is extended in accordance with Sections 3(c)(iv) and 3(e)(iv) of this letter agreement and Sections 2 and 3 of Exhibit B.
(g)    Upon the termination of your employment for any reason, you shall immediately resign, as of your Termination Date, from all positions that you then hold with any member of the Affiliated Group and any trade and other organizations in which you serve as a representative of IHS Markit. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon the Termination Date, regardless of when or whether you execute any such documentation.
(h)    During the term of this letter agreement, and, subject to any other business obligations that you may have, for the three year period following the Termination Date, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated

Group in any Proceeding. Unless precluded by law and subject to Section 4(a), you agree to promptly inform the Company if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. In addition, you agree to provide such services as are reasonably requested by the Company or IHS Markit to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance. Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy. In any event, your request for a reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred. Nothing in this section is intended to force you to participate in any matter or cooperate in any manner to the extent adverse to your individual legal interests, as reasonably determined by independent counsel.
(i)    Definitions.
(i)    “Cause” means the occurrence of any of the following: (A) willful malfeasance, willful misconduct or gross negligence by you in connection with your duties, (B) continuing refusal by you to perform your duties under any lawful direction of the person set forth on Exhibit A after written or electronic notice of any such refusal to perform such duties or direction was given to you, (C) any willful and material breach of fiduciary duty owing to any member of the Affiliated Group by you, (D) your indictment of, or plea of guilty or nolo contendere to, a felony (or the equivalent of a felony in a jurisdiction other than the United States) or any other crime resulting in pecuniary loss or reputational harm to any member of the Affiliated Group (including theft, embezzlement or fraud) or involving moral turpitude; or (E) your inability to perform the duties of your job as a result of on-duty intoxication or confirmed positive illegal drug test result. For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interest of the Company, IHS Markit or the applicable member of the Affiliated Group.
(ii)    “Good Reason” means the occurrence of any of the following: (A) the material diminution of your position (including titles, reporting relationships and compensation opportunity compared to similarly situated executives at the Company), duties or responsibilities, excluding immaterial actions not taken in bad faith; (B) the breach by the

Company or other applicable member of the Affiliated Group of any of its material obligations under this letter agreement, excluding immaterial actions (or failures or action) not taken (or omitted to be taken) in bad faith; or (C) the Company’s relocation of your principal location of work by more than 50 miles (other than any relocation recommended or consented to by you); it being understood, however, that you may be required to travel on business to other locations as may be required or desirable in connection with the performance of your duties as specified in this letter agreement. Notwithstanding the foregoing, none of the events in clauses (A) through (C) above shall constitute Good Reason for purposes of this letter agreement unless (x) you provide the Company with a written notice specifying the circumstances alleged to constitute Good Reason within 90 days after you become aware of the first occurrence of such circumstances, (y) the Company or other member of the Affiliated Group fails to cure such circumstances in all material respects within 30 days following delivery to the Company of such notice and (z) your Termination Date occurs within 30 days following the expiration of the foregoing cure period, unless another Termination Date is mutually agreed to between you and the Company, which such Termination Date shall not be later than 6 months following the date you provided written notice to the Company.
(iii)    “Permanent Disability” will be deemed to occur when it is determined (by the disability carrier of the Company or another applicable member of the Affiliated Group for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(iv)    “Termination Date” means the effective date of your termination of employment. In the event of your death or Permanent Disability prior to the date your employment would otherwise terminate hereunder, the “Termination Date” will be the effective date of termination of your employment by reason of death or Permanent Disability.
4.    Employee Protection and Defend Trade Secrets Act of 2016.
(a)    Nothing in this letter agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. No member of the Affiliated Group may retaliate against you for any of these activities, and nothing in this letter agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency.
(b)    Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and you acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by any member of the Affiliated Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (A) file any document containing the trade secret under seal and (B) do not disclose the trade secret, except pursuant to court order. Nothing in this letter agreement or otherwise is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
5.    Release and Timing of Payments and Benefits. Any payment or benefit that you are eligible to receive under Section 3 or Exhibit B, as applicable, other than any Accrued Benefits, will be contingent on your execution of a release in a form reasonably acceptable to IHS Markit within 45 days of the date of your separation from service and non-revocation of such release. If you fail to execute such a release, or if you revoke such a release, within such 45-day period, you will not be eligible to receive any payment or benefit under Section 3. If you execute such a release within such 45-day period and do not revoke such release, then the applicable payment shall commence on the first possible payroll following the 65th day of your separation from service and, except as otherwise set forth in Section 3 or Exhibit B, the applicable vesting benefits set forth under Section 3, shall occur on the 15th day of the month following the 65th day of your separation following the execution of such release; provided that any payments under this letter agreement that could be paid during a period that begins in one taxable year and ends in a subsequent taxable year shall be paid in the subsequent taxable year. The payments or benefits you are eligible to receive under Section 3 are in lieu of any termination payments or benefits which you might otherwise be eligible to receive under any standard severance plan, policy or program maintained by any member of the Affiliated Group or under applicable law.
6.    Restrictive Covenants. During your employment by the Company (or other applicable member of the Affiliated Group), and for a period of twelve (12) months following termination of your employment, whatever the reason for such termination, you hereby agree that you will not (i) directly or indirectly, or as a shareholder, partner, employee, consultant or participant in any business entity, engage in or assist any other person or entity to engage in any business in which the Company or any member of the Affiliated Group is engaging or actively planning to engage in at the Termination Date, or (ii) solicit or attempt to entice away from IHS Markit or any member of the Affiliated Group, or otherwise interfere with the business relationship of IHS Markit or any member of the Affiliated Group with, any person who is, or was during the term of your employment an employee, or, to your knowledge, a customer of, consultant to, supplier to or other person or entity having material business relations with IHS Markit or any member of the Affiliated Group. Although you acknowledge and agree that the restrictions herein are reasonable, to the extent that any part of this Section 6 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the maximum extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events. In the event of any conflict between the restrictive covenants in this Section 6 and those contained in any other agreement to which you are subject, the restrictive covenants in this Section 6 shall govern. Subject to Section 4(a), any Confidentiality and/or Innovation Agreement previously executed by you shall remain in full force and effect.
7.    Code of Conduct & Other Mandatory Training. As a condition of your continued employment by the Company under the terms of this letter agreement, you must read, understand and abide by all applicable compliance policies found on the IHS Markit compliance website, as updated from time to time. You must complete any required online compliance training for your position within 30 days of your start date or within 30 days after it becomes available. In addition, you understand that within 30 days after it becomes available, you must complete any and all additional training that the Company determines is appropriate for your position during the course of your employment.
8.    Share Ownership Guidelines. In consideration of and as a condition of your continued employment by the Company under the terms of this letter agreement, among other things, you will be required to acquire and maintain a meaningful ownership interest, in the form of shares or share units, in IHS Markit’s common shares. The ownership levels vary by position and are equal to a multiple of your base salary as set forth under IHS Markit’s share ownership guidelines as amended or otherwise modified by the HR Committee from time to time. You will receive additional information concerning these share ownership guidelines separately.
9.    Miscellaneous
(a)    Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery. Notice to the Company or IHS Limited shall be directed to:
Attn: Sari Granat
Executive Vice President & General Counsel
IHS Markit Ltd.
450 West 33rd Street, Fifth Floor
New York, New York 10001
Facsimile No.: 212-205-7123

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company, with a copy to your attorney if notified in writing to the company.
(b)    Assignment of this Letter Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of the Company. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns (and, as applicable, to the members of the Affiliated Group).
(c)    The Company may assign this letter agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this letter agreement is so assigned, references to the “Company” throughout this letter agreement shall mean the Company as hereinbefore defined and any successor to, or assignee of, its business and/or assets.
(d)    Merger of Terms. This letter agreement supersedes all prior discussions and agreements between you and the Company or any member of the Affiliated Group with respect to the subject matters covered herein.
(e)    Indemnification. The Company or another applicable member of the Affiliated Group shall indemnify you to the maximum extent permitted by law and the bylaws applicable to your services as an officer or director of IHS Markit or any member of the Affiliated Group in effect on the date hereof, with respect to the work you have performed for, or at the request of, the Company or any member of the Affiliated Group during the term of this letter agreement.
(f)    Governing Law; Amendments. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York,

without reference to principles of conflict of laws. This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of IHS Markit.
(g)    Tax Withholding. The Company may withhold from any amounts payable under this letter agreement, including payment in cash or shares upon the vesting of equity incentive awards, such federal , state or local taxes (including any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.
(h)    No Right to Continued Service. Nothing in this letter agreement shall confer any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of you or the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason, with or without Cause.
(i)    Choice of Forum. The Company and you each hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York state or federal court of the United States of America sitting in the State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(j)    Severability; Captions. In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this letter agreement are not part of the provisions of this letter agreement will have no force or effect.
(k)    Section 409A. The terms and provisions of all compensation arrangements (including any payments or benefits provided under this Agreement) are designed and intended to comply with or be exempt from Section 409A and to be exempt from section 457A so as to avoid the application of any additional taxes under such sections. The provisions of this Section 9(k) will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year. In furtherance of the objective of this Section 9(k) to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this letter agreement and any other plan, award, arrangement or agreement between you and the Company in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This Section 9(k) does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this letter agreement or any other plan, award, arrangement or agreement between you and the Company.
To the extent that any payment under this letter agreement is subject to Section 409A and is payable as a result of your termination of employment with IHS Markit, “termination of employment” will be interpreted as “separation from service” (as defined under Section 409A). Your right to receive any installment payments under this letter agreement, including without limitation any continuation salary payments that are payable on IHS Markit payroll dates, will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder will be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
Furthermore, and notwithstanding any contrary provision in this letter agreement or any other plan, award, arrangement or agreement between you and the Company, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.
Furthermore, and notwithstanding any contrary provision in this letter agreement or in any other plan, award, arrangement or agreement between you and the Company that: (i) provides for the payment of nonqualified deferred compensation that is subject to Section 409A; and (ii) conditions payment or commencement of payment on one or more employment-related actions, such as the execution and effectiveness of a release of claims or a restrictive covenant (each an “Employment-Related Action”) (any such plan, award, arrangement or agreement is a “Relevant Plan”):

(i)    if the Relevant Plan does not specify a period or provides for a period of more than 90 days for the completion of an Employment-Related Action, then the period for completion of the Employment-Related Action will be the period specified by the Company, which shall be no longer than 90 days following the event otherwise triggering the right to payment; and
(ii)    if the period for the completion of an Employment-Related Action includes the January 1 next following the event otherwise triggering the right to payment, then the payment shall be made or commence following the completion of the Employment-Related Action, but in no event earlier than that January 1.
(l)    Parachute Payments. If there is a change in ownership or control of the Company that causes any payment, distribution or benefit provided by the Company (or any person whose actions result in a change in ownership covered by Section 280G(b)(2)), to or for the benefit of the Executive (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”) (any such Payment, a “Parachute Payment”), then the following provisions shall apply:
(i)    If the Parachute Payment, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Parachute Payment which are in excess of the Threshold Amount (as defined below) (such sum, the “Aggregate Taxes”), are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.
(ii)    If the Threshold Amount is less than (A) the Parachute Payment, but greater than (B) the Parachute Payment reduced by the sum of the Aggregate Taxes, then the Parachute Payment shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount. In such event, the Parachute Payment shall be reduced in the following order: (1) cash payments not subject to Code Section 409A; (2) cash payments subject to Code Section 409A; (3) stock options (and other exercisable awards) that have exercise prices higher than the then fair market value price of the stock (based on the latest vesting tranches), (4) restricted stock and restricted stock units based on the last ones scheduled to be distributed, (5) other stock options based on the latest vesting tranches, and (6) other non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(iii)    For the purposes of this section, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

Please acknowledge your agreement with the terms of this letter agreement by signing and dating the enclosed copy and returning it to me.

Sincerely, IHS Markit /s/ Sari Granat
Name: Sari Granat Title: EVP & General Counsel

Accepted and Agreed: /s/ Adam Kansler
(Signature) 2/15/18
(Date)

Exhibit A

Reporting To	Chief Executive Officer of the Company
Principal Work Location	New York, New York
Board or Committee Memberships	None
Annual Base Salary	$550,000
Annual Cash Incentive Compensation
For fiscal year 2018, the annual cash incentive program in which you are eligible to participate shall be the Cash Incentive Plan, as amended or otherwise modified by the HR Committee from time to time. For fiscal year 2017, your target cash incentive opportunity is 75% of your Annual Base Salary (the “Target Cash Incentive”) and the actual incentive payment may range from 0% – 200% of target, based on IHS Markit’s performance and achievement of your individual performance objectives, as determined by the HR Committee.

Exhibit B

1. Special Award
On July 12, 2017 (“Special Grant Effective Date”), subject to acceptance of the grant documents by you, you received three one-time equity awards, subject to the applicable award agreements and LTI Plan (the “Special Awards”). The actual number of units granted for the Special Awards was determined by the Company by dividing $5 million by the average closing price of IHS Markit’s common stock on the 10 trading days prior to and including the Special Grant Effective Date.

2. Treatment of options, restricted share units, other time-based equity awards and performance-based equity awards granted prior to 2018
(a) Special Award
Upon any termination by the Company without Cause or by you for Good Reason prior to the end of the Special Award Period (defined below), including a termination by the Company without Cause or by you for Good Reason within eighteen (18) months of a Change in Control, any unvested portion of the Special Award held by you shall fully vest, at (a) if such termination date is prior to the end of the performance period as defined in the award agreement (the “Performance Period”), the equivalent nature and share value at “target” level, or (b) if such termination date is on or after the end of the Performance Period, the actual performance value determined pursuant to the award agreement.
For the avoidance of doubt, any payment or benefit for this Special Award that you are eligible to receive in connection with the termination of your employment as described above, shall be subject to Section 6 of the letter agreement.
The “Special Award Period” is the period beginning on the Effective Date of the letter agreement through February 15, 2022.

(b) Options, restricted share units, other time-based equity awards and performance-based equity awards granted prior to July 12, 2017
If your employment is terminated by the Company without Cause or by you Good Reason, all unvested outstanding options, restricted share units, other time-based equity awards and performance-based equity awards that were granted prior to July 12, 2017 that would have vested within the twelve (12) month period immediately following such termination as if you had not experienced a termination of employment, shall vest in full immediately upon the date of such termination. The terms and conditions of such equity awards shall otherwise be subject to the terms and conditions of the LTI Plan.

3. Certain Terminations of Employment During the IHS/Markit Merger Protection Period
Notwithstanding the provisions of Sections 3(c) and 3(e) of the letter agreement, if, during the Protection Period (as defined below), your employment is terminated by the Company without Cause or by you for Good Reason, you will be eligible to receive the following payments and benefits:
(i)    In lieu of any payments or benefits set forth in Sections 3(c)(ii) and 3(e)(ii) of the letter agreement, you shall receive payment of an amount equal to the quotient obtained by dividing (A) your annual base salary and target annual cash incentive for the year of termination (less any salary and incentive award payments paid to you for employment during any period following the delivery or receipt of a written notice of termination), by (B) twelve (12), for each month in the Severance Period (as defined below) following the Termination Date, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. In addition, you shall receive monthly severance payments equal to the quotient obtained by dividing (x) your annual base salary and target annual cash incentive for the year of termination (less any salary and incentive award payments paid to you for employment during any period following the delivery or receipt of a written notice of termination), by (y) twelve (12), for twelve (12) months, beginning on the same date as payments under the first sentence of this clause (i) are made.
The “Severance Period” shall equal one (1) month for each full calendar year of service for the Company by you, up to a maximum of twelve (12) months.
(ii)    (x) any outstanding equity awards granted to you, including under the Markit Key Employee Incentive Program (the “KEIP”), that were outstanding on or prior to July 12, 2016 will vest, and (y) any such stock option awards held by you that vest in accordance with this sentence as a result of the termination of Employee’s employment or were otherwise previously vested, will remain outstanding until the earlier of (i) twelve (12) months after the termination of your employment and (ii) the expiration of their originally scheduled term as set forth in the applicable plan or KEIP award documentation.
For the avoidance of doubt, (a) during the Protection Period and thereafter, all outstanding options, restricted share units, other time-based equity awards and performance-based equity awards that were granted after July 12, 2016 shall be treated in accordance with Section 3 of the letter agreement or Paragraph 2 of this Exhibit B, as applicable.
The “Protection Period” is the period beginning on July 12, 2016 and continuing until July 12, 2018.

4. General
For the avoidance of doubt, any payment or benefit that you are eligible to receive in connection with the termination of your employment set forth above in this Exhibit B, other than any Accrued Benefits, shall be subject to compliance with your obligations under the letter agreement, including Section 6 of the letter agreement.
In the event of any conflict between this Exhibit B and any other agreement, plan or document relating to the subject matter hereof, this Exhibit B shall control.

19